                                                                     EXHIBIT 3.1
                            ARTICLES OF INCORPORATION

                                       OF

                        TRANSOCEAN OFFSHORE (TEXAS) INC.



                                   ARTICLE ONE


         The name of the corporation is Transocean Offshore (Texas) Inc.

                                   ARTICLE TWO

         The period of the corporation's duration is perpetual.

                                  ARTICLE THREE

         The purpose or purposes for which the corporation is incorporated is the transaction of all lawful business for which a corporation may be incorporated under the Texas Business Corporation Act (the "TBCA").

                                  ARTICLE FOUR

         The aggregate number of shares that the corporation shall have the authority to issue is 200,000,000 shares consisting of 150,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.10 per share.

         The shares of preferred stock may be divided into and issued in one or more series, the relative rights and preferences of which series may vary in any and all respects. The board of directors of the corporation is hereby vested with the authority to establish series of preferred stock by fixing and determining all the preferences, limitations and relative rights of the shares of any series so established, to the extent not provided for in these Articles of Incorporation or any amendment hereto, and with the authority to increase or decrease the number of shares within each such series; provided, however, that the board of directors may not decrease the number of shares within a series below the number of shares within such series that is then issued.

         Any of the designations, preferences, limitations or relative rights (including the voting rights) of any series of preferred stock may be dependent on facts ascertainable outside these Articles of Incorporation.

         Shares of any series of preferred stock shall have no voting rights except as required by law or as provided in the preferences, limitations and relative rights of such series.

                                  ARTICLE FIVE

         The corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000.00, consisting of any tangible or intangible benefit to the corporation or other property of any kind or nature, including cash, promissory notes, services performed, contracts for services to be performed, other securities of the corporation, or securities of any other corporation, domestic or foreign, or other entity.

                                   ARTICLE SIX

         The street address of the corporation's initial registered office is 4 Greenway Plaza, Houston, Texas 77046, and the name of its initial registered agent at such address is the Eric B. Brown.

                                  ARTICLE SEVEN

         The directors of the corporation shall be divided into three classes (Class I, Class II, and Class III), with the term of office of one class expiring each year. The initial term of Class I directors shall expire at the first annual meeting of shareholders following the date this Articles of Incorporation becomes effective pursuant to the TBCA (the "Effective Date"), the initial term of Class II directors shall expire at the second annual meeting of shareholders following the Effective Date, and the initial term of Class III directors shall expire at the third annual meeting of shareholders following the Effective Date. At each annual meeting of shareholders, each class of directors whose terms shall then expire shall be elected to hold office for a three year term and until the election and qualification of their respective successors in office.

         The number of directors of the corporation shall be fixed by, or in the manner provided in, the bylaws. The number of directors constituting the initial board of directors is three and the names and addresses of the persons who are to serve as directors for each class are:

Class                  Name                               Address
-----                  ----                               -------

Class I           Robert L. Long                     4 Greenway Plaza
                                                     Houston, Texas 77046

Class II          J. Michael Talbert                 4 Greenway Plaza
                                                     Houston, Texas 77046

Class III         W. Dennis Heagney                  4 Greenway Plaza
                                                     Houston, Texas 77046

         Any director or the entire board of directors of the corporation may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the shares of capital stock of the corporation then entitled to vote in the election of such director or directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock from time to time outstanding shall have the right, voting separately as a class or classes, to elect one or more directors of the corporation, the foregoing provisions of this paragraph shall not apply with respect to the director or directors elected by such holders of preferred stock. For purposes of this paragraph, "cause" shall be limited to (i) action by a director involving willful malfeasance, which conduct has a material adverse effect on the corporation, or (ii) conviction of a director of a felony.

                                  ARTICLE EIGHT

         A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this article does not eliminate or limit the liability of a director for: (1) a breach of a director's duty of loyalty to the corporation or its shareholders; (2) an act or omission not in good faith that constitutes a breach of duty of that director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;
(3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (4) an act or omission for which the liability of a director is expressly provided for by an applicable statute.

         If the Texas Miscellaneous Corporation Laws Act or the TBCA is amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by such statutes, as so amended. Any repeal or modification of this article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                  ARTICLE NINE

         No shareholder of the corporation, by reason of such person holding shares of any class, shall have any preemptive or preferential right to acquire or subscribe for any additional, treasury or unissued shares of any class of stock of the corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividends or voting or other rights of such shareholder, and the Board of Directors may issue or authorize the issuance of shares of any class of stock of this corporation, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to subscribe for or acquire shares of any class of stock, without offering any such shares of any class, either in whole or in part, to the existing shareholders of any class.

         Each holder of common stock of the corporation shall be entitled to one vote for each share of stock held by such holder for all purposes upon which such holders are entitled to vote. No holder of common stock of the corporation shall be entitled to cumulate such holder's votes for the election of one or more directors or for any other purpose.

                                   ARTICLE TEN

         Prior to the time that the corporation has more than one shareholder, to the fullest extent allowed by Article 9.10 of the TBCA or any successor statutory provision, as from time to time amended, any action required or permitted to be taken at any meeting of shareholders of the corporation may be taken without a meeting, without prior notice and without a vote, if a consent or counterpart consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to authorize the taking of such actions at a meeting at which all shares entitled to vote on the action were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the action.

                                 ARTICLE ELEVEN

         The vote of holders of common stock required for approval of any action of the corporation for which the TBCA requires a shareholder vote, including without limitation (1) any plan of merger, consolidation, exchange or conversion for which the TBCA requires a shareholder vote, (2) any disposition of assets for which the TBCA requires a shareholder vote, (3) any dissolution of the corporation for which the TBCA requires a shareholder vote, and (4) any amendment of the articles of incorporation of the corporation for which the TBCA requires a shareholder vote, shall be (in lieu of any greater vote required by the TBCA) the affirmative vote of the holders of a majority of the outstanding shares of common stock of the corporation entitled to vote thereon.

                                 ARTICLE TWELVE

         Special meetings of shareholders may be called by the corporation's chairman of the board, the president or the board of directors. Subject to the provisions of the corporation's bylaws governing special meetings, holders of not less than 50% of the outstanding shares of stock of the corporation entitled to vote at the proposed special meeting may also call a special meeting of shareholders by furnishing the corporation a written request which states the purpose or purposes of the proposed meeting in the manner set forth in the bylaws.

                                ARTICLE THIRTEEN

         The name of the incorporator of the corporation is Edmund D. Daniels and his address is One Shell Plaza, 910 Louisiana, Houston, Texas 77002.


         EXECUTED AND EFFECTIVE this 11th day of March, 1999.

                                       /s/ Edmund D. Daniels
                                       ---------------------------------------
                                       Edmund D. Daniels
                                       Incorporator